Exhibit 8.1

OPINION OF

KUNZMAN & BOLLINGER, INC.

AS TO

FEDERAL TAX MATTERS

Kunzman & Bollinger, Inc.

ATTORNEYS-AT-LAW

5100 N. BROOKLINE, SUITE 600

OKLAHOMA CITY, OKLAHOMA 73112

Telephone (405) 942-3501

Fax (405) 942-3527

March 25, 2013

MDS Energy Development, LLC

409 Butler Road, Suite A

Kittanning, Pennsylvania 16201

RE:        MDS Energy Public 2013 Program– Tax Opinion Letter

Gentlemen:

The MDS Energy Public 2013 Program is composed of up to the following three Delaware limited partnerships: MDS Energy Public 2013-A LP, MDS Energy Public 2014-A LP and MDS Energy Public 2014-B LP (each a “Partnership” or collectively the “Partnerships”). Capitalized terms used and not otherwise defined in this tax opinion letter have the respective meanings assigned to them in the form of Amended and Restated Certificate and Agreement of Limited Partnership for each Partnership (the “Partnership Agreement”), which is included as Exhibit (A) to the Prospectus.

Our opinions are based in part on our review of:

•	the Partnerships’ current Registration Statement on Form S-1, as amended, as filed with the SEC, which includes the Prospectus and the forms of Partnership Agreement and Drilling and Operating Agreement which are exhibits to the Prospectus;
•	a Representation Letter delivered to us by the officers of the Managing General Partner;
•	other records, certificates, agreements, instruments and documents of the Managing General Partner and the Partnerships as we deemed relevant and necessary to review as a basis for our opinions; and
•	current provisions of the Code, existing, temporary and proposed Treasury Regulations, the legislative history of the Code, existing IRS administrative rulings and practices, and judicial decisions. Future changes in existing federal tax laws, which may take effect retroactively, may cause the actual tax consequences of an investment in a Partnership to vary substantially from those set forth in this tax opinion letter and “Federal Income Tax Consequences” in the Prospectus, and could render our opinions inapplicable.

Notwithstanding the foregoing, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Representation Letter. In addition, in rendering our opinions we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Although our opinions express what we believe a court would probably conclude if presented with the applicable federal tax issues, our opinions are only predictions, and are not guarantees, of the outcome of the particular federal tax issues being addressed. The IRS could challenge our opinions, and the challenge could be sustained in the courts and cause adverse tax consequences to the Participants in each Partnership. Taxpayers bear the burden of proof to support claimed deductions and credits, and our opinions are not binding on the IRS or the courts.

Kunzman & Bollinger, Inc.

MDS Energy Development, LLC

March 25, 2013

Based on the facts, assumptions and representations set forth herein, the discussion in the Prospectus under the caption “Federal Income Tax Consequences,” insofar as such discussion purports to constitute a summary of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of Kunzman & Bollinger, Inc. as to the material U.S. federal income tax consequences of the matters described therein. No opinion is expressed as to any matter not discussed therein and we undertake no obligation to update our opinions subsequent to effective date of the Registration Statement.

We consent to the use of this tax opinion letter as an exhibit to the Registration Statement, and all amendments to the Registration Statement, including post-effective amendments, and to all references to this firm under the captions “Federal Income Tax Consequences” and “Legal Matters” in the Prospectus. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Yours very truly,

/s/ Kunzman & Bollinger, Inc.

KUNZMAN & BOLLINGER, INC.